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                                                                Exhibit 7(c)(ii)

                 AMENDMENT TO FACULTATIVE REINSURANCE AGREEMENT

On January 22, 1986, Century Life of America (now "CUNA Mutual Life Insurance Company") and General Reassurance Corporation (now "Swiss Re Life & Health America Inc.") entered into a Reinsurance Agreement (the "Agreement").

On December 31, 2007, CUNA Mutual Life Insurance Company will merge into CUNA Mutual Insurance Society.

The parties agree that, effective December 31, 2007: (a) CUNA Mutual Life Insurance Company assigns the Agreement to CUNA Mutual Insurance Society; and
(b) all references to "CUNA Mutual Life Insurance Company" or "Century Life of America" in the Agreement will be changed to "CUNA Mutual Insurance Society."

The parties also agree that all references to General Reassurance Corporation in the Agreement shall be changed to "Swiss Re Life & Health America Inc."

Agreed to and accepted:

CUNA Mutual Insurance Society           Swiss Re Life & Health America Inc.


By: /s/ Steven R. Suleski               By: /s/ RONALD L. STOPHER
    ---------------------------------       ------------------------------------
Name: Steven R. Suleski                 Name: RONALD L. STOPHER
Title: VP, Assoc. General Counsel       Title: Senior VP
Date: 12/14/07                          Date: 12/11/2007


                                        Swiss Re Life & Health America Inc.


                                        By: /s/ Deborah Keyes
                                            ------------------------------------
                                        Name: Deborah Keyes
                                        Title: Senior Vice President
                                        Date: 12/11/07